EXHIBIT 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

OF

CHROMAVISION MERGER SUB, INC.
(a Delaware corporation)

WITH AND INTO

CHROMAVISION MEDICAL SYSTEMS, INC.
(a Delaware corporation)

It is hereby certified that:

1.                                       ChromaVision Medical Systems, Inc. (hereinafter sometimes referred to as the “Corporation”) is a business corporation of the State of Delaware.

2.                                       The Corporation owns all of the outstanding shares of capital stock of ChromaVision Merger Sub, Inc., which is also a business corporation of the State of Delaware.

3.                                       On February 15, 2005, the Board of Directors of the Corporation adopted the following resolutions to merge ChromaVision Merger Sub, Inc. with and into the Corporation:

WHEREAS, the Corporation owns all of the issued and outstanding shares of capital stock of ChromaVision Merger Sub, Inc., a Delaware corporation (“Merger Sub”); and

WHEREAS, it is deemed to be advisable and in the best interest of the Corporation that the Corporation merge Merger Sub with and into the Corporation;

NOW, THEREFORE, BE IT RESOLVED, that Merger Sub be merged with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the “Merger”), so that the separate existence of Merger Sub shall cease as soon as the Merger shall become effective, and the Corporation shall continue as the surviving corporation, governed by the laws of the State of Delaware; and

RESOLVED FURTHER, that the Merger shall have the effects as set forth in Section 259 of the Delaware General Corporation Law; and

RESOLVED FURTHER, upon effectiveness of the Merger, Article 1 of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

“1.                                 The name of the corporation is Clarient, Inc.”

RESOLVED FURTHER, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare, or cause to be prepared, and to execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge Merger Sub with and into the Corporation, and to file or cause to be filed the Certificate of Ownership and Merger with the Delaware Secretary of State; and

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation and in its name, to enter into, execute, deliver and cause the Corporation to perform its obligations under, any and all such other agreements, instruments or documents, and to take or cause to be taken any and all such other actions as such officer or officers may determine to be necessary, appropriate or advisable in order to carry out the intent and purposes of the foregoing resolutions.

4.                                       The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

(Signature Page Follows)

IN WITNESS WHEREOF, ChromaVision Medical Systems, Inc. has caused this Certificate of Ownership and Merger to be signed by its duly authorized officer as of this 15th day of March, 2005.

CHROMAVISION MEDICAL SYSTEMS, INC.

By:	\s\ Stephen T.D. Dixon
Name:	Stephen T.D. Dixon
Title:	Executive Vice President